As filed with the Securities and Exchange Commission on July 28, 2017

Registration No. 333-197763

Registration No. 333-202939

Registration No. 333-210106

Registration No. 333-216713

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-197763

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-202939

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-210106

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-216713

Under

The Securities Act of 1933

RIGHTSIDE GROUP, LTD.

(Exact name of Registrant as specified in its charter)

Delaware	32-0415537
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5808 Lake Washington Blvd. NE, Suite 300

Kirkland, Washington 98033

(Address of principal executive offices)

Rightside Group, Ltd. 2014 Incentive Award Plan

Rightside Group, Ltd. 2014 Employee Stock Purchase Plan

(Full title of the plan)

Alvaro Alvarez

Vice President and Secretary

5808 Lake Washington Blvd. NE, Suite 300

Kirkland, Washington 98033

(Name and address of agent for service)

(425) 298-2500

(Telephone number, including area code, of agent for service)

Copies to:

Jens M. Fischer

Kara Tatman

Perkins Coie LLP

1201 Third Avenue, Suite 4900

Seattle, Washington 98101-3099

(206) 359-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-Accelerated Filer	☐ (do not check if a smaller reporting company)	Smaller Reporting Company	☐

Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

EXPLANATORY NOTE—DEREGISTRATION OF SHARES

This Post-Effective Amendment amends the following registration statements on Form S-8 (the “Registration Statements”) previously filed by Rightside Group, Ltd. (the “Registrant”) with the Securities and Exchange Commission (“SEC”):

•	Registration Statement No. 333-197763, originally filed with the SEC on July 31, 2014, registering 3,000,000 shares of common stock of the Registrant, $0.0001 par value per share (the “Common Stock”) under the Registrant’s 2014 Incentive Award Plan (the “2014 Plan”) and 900,000 shares of Common Stock under the Registrant’s 2014 Employee Stock Purchase Plan;

•	Registration Statement No. 333-202939, originally filed with the SEC on March 23, 2015, registering 554,700 shares of Common Stock under the 2014 Plan;

•	Registration Statement No. 333-210106, originally filed with the SEC on March 11, 2016, registering 665,000 shares of Common Stock under the 2014 Plan; and

•	Registration Statement No. 333-216713, originally filed with the SEC on March 15, 2017, registering 485,575 shares of Common Stock under the 2014 Plan.

On June 13, 2017, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Donuts Inc. (“Parent”) and DTS Sub Inc. (“Purchaser”). Subject to the terms and conditions set forth in the Merger Agreement, Purchaser commenced a cash tender offer (the “Offer”) to acquire all of the shares of the Registrant’s common stock (the “Shares”) for a purchase price of $10.60 per Share in cash, without interest (the “Offer Price”).

Following the expiration of the Offer at 12:00 midnight, New York City time, on July 26, 2017 (one minute after 11:59 p.m., New York City time, on July 26, 2017), Purchaser accepted for payment all Shares validly tendered and not withdrawn prior to the expiration of the Offer according to the terms and conditions thereof.

Following the Offer, pursuant to the terms of the Merger Agreement, Purchaser was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly-owned subsidiary of Parent, in accordance with applicable provisions of Delaware law that authorize the completion of the Merger without a vote or meeting of stockholders of the Registrant.

As a result of the Merger, the Registrant has terminated all offerings under the Registration Statements, and the Registrant is filing this Post-Effective Amendment to remove from registration all Shares registered under the Registration Statements that were not sold or otherwise issued as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the registration statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on July 28, 2017.

RIGHTSIDE GROUP, LTD.

By:	/s/ Alvaro Alvarez
Alvaro Alvarez
Secretary and Vice President